UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2013

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31A Leningradsky Prospekt
125284 Moscow, Russia

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dmitry Lebedev, a member of the Board of Directors (the “Board”) of CTC Media, Inc. (the “Company”), tendered his resignation from the Board on October 31, 2013, effective upon the appointment of his successor. The Board has appointed Alexander Pentya as a Class I director to fill the vacancy created by the resignation of Mr. Lebedev, and to serve out the remainder of his term ending at the Annual Meeting of Stockholders in 2016.

In accordance with the terms and conditions of a stockholders’ agreement (the “Stockholders’ Agreement”) dated May 20, 2011, by and among the Company, MTG Russia AB, a wholly owned subsidiary of Modern Times Group MTG AB (“MTG Russia”), and Telcrest Investments Limited, an affiliate of Bank ROSSIYA (“Telcrest”), three of the Company’s directors, including one of its Co-Chairmen, are currently designated by MTG Russia, and three of the Company’s directors, including one of its Co-Chairmen, are designated by Telcrest. MTG Russia and Telcrest, the Company’s principal stockholders, have the exclusive right to appoint and remove their respective designees, as well as the exclusive right to fill vacancies created by the resignation of one of their respective designees. Mr. Lebedev was previously designated to serve on the Board by Telcrest, and Mr. Pentya has been designated by Telcrest as Mr. Lebedev’s replacement as a Class I director.  Mr. Pentya will be entitled to cash compensation for his services on the Board under the Company’s director compensation policies.

Biographical details of Mr. Pentya are provided below.

Class I Director Designee:

Alexander Pentya, 28, has served since 2012 as Vice President and Head of the Management Reporting and Investment Projects department at ABR Management, the corporate management company for the Bank Rossiya group. He has served as an observer to the Board of Directors of CTC Media since 2011. Mr. Pentya joined the Bank Rossiya group in 2008, holding several positions in the finance department, including head of the subsidiaries affairs department. He worked at PricewaterhouseCoopers as an auditor from 2006 to 2008. Mr. Pentya graduated from the St. Petersburg State University Faculty of Economics.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: November 6, 2013	By:	/s/ Yuliana Slashcheva
		Name:	Yuliana Slashcheva
		Title:	Chief Executive Officer